As filed with the Securities and Exchange Commission on August 7, 2007.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNIVERSAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-0414210 (I.R.S. Employer Identification No.)

1501 North Hamilton Street Richmond, Virginia (Address of Principal Executive Offices)	23230 (Zip Code)

__________________

UNIVERSAL CORPORATION

2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Preston D. Wigner, Esq.

General Counsel and Secretary

Universal Corporation

1501 North Hamilton Street

Richmond, Virginia 23230

(Name and address of agent for service)

(804) 359-9311

(Telephone number, including area code, of agent for service)

___________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	2,000,000	$55.155	$110,310,000	$3,387
Rights to Purchase Series A Junior Participating Preferred Stock, no par value	(3)	-----	-----	(3)

(1)

The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)

Pursuant to Rule 457(h), the offering price is based on the average of the high ($56.50) and low ($53.81) prices of a share of Common Stock as reported on the New York Stock Exchange on August 3, 2007.

(3)

The Rights to Purchase Series A Junior Participating Preferred Stock will be attached to and will trade with shares of Common Stock. The value attributable to such Rights, if any, will be reflected in the market price of the shares of Common Stock. No additional registration fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (the “Form 10-K”);

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on August 7, 2007 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Current Report on Form 8-K, filed on August 7, 2007; and

(4)

the description of the Registrant’s Common Stock and the associated preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A, filed December 29, 1998 (the “Form 8-A”), Amendment No. 1 to the Form 8-A, filed May 7, 1999, and the Registrant’s Registration Statement on Form S-3, dated February 25, 1993.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Universal Corporation 2007 Stock Incentive Plan, will be validly issued, fully paid and non-assessable. Attorneys employed by Williams Mullen beneficially owned an aggregate of approximately 2,280 shares of Common Stock as of August 6, 2007.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

Article VIII of the Registrant’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Registrant who is or was a party to any proceeding by reason of the fact that he is or was a director or officer of the Registrant against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

The Registrant’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Registrant to the Registrant or its shareholders shall not exceed one dollar.

The Registrant maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to the Registrant’s Form 8-A Registration Statement, dated December 22, 1998, File No. 1-652).

4.2

Amendment to the Articles of Incorporation in the form of a Certificate of Designation with respect to Series B 6.75% Convertible Perpetual Preferred Stock of the Registrant (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, File No. 1-652).

4.3	Amended and Restated Bylaws (as of March 10, 2006) (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, File No. 1-652).

4.4

Rights Agreement, dated as of December 3, 1998, between the Registrant and Wachovia Bank, N.A., as Rights Agent (incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated December 3, 1998, File No. 1-652).

4.5

First Amendment to the Rights Agreement, dated as of April 23, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and Norwest Bank Minnesota, N.A., as Successor Rights Agent (incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated May 7, 1999, File No. 1-652).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to the Registrant’s Amendment No. 1 to the Registrant’s Form 8-A Registration Statement, dated May 7, 1999, File No. 1-652).

4.7	Universal Corporation 2007 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, Commonwealth of Virginia, on this 7th day of August 2007.

UNIVERSAL CORPORATION

By:	/s/ Allen B. King
Allen B. King

Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Hartwell H. Roper and Preston D. Wigner as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Allen B. King	Chairman and Chief Executive	August 7, 2007
Allen B. King	Officer and Director (Principal Executive Officer)
/s/ Hartwell H. Roper	Vice President and	August 7, 2007
Hartwell H. Roper	Chief Financial Officer (Principal Financial Officer)
/s/ Robert M. Peebles	Controller	August 7, 2007
Robert M. Peebles	(Principal Accounting Officer)
/s/ John B. Adams, Jr.	Director	August 7, 2007
John B. Adams, Jr.
/s/ Chester A. Crocker	Director	August 7, 2007
Chester A. Crocker

Signature	Title	Date
/s/ Joseph C. Farrell	Director	August 7, 2007
Joseph C. Farrell
/s/ Charles H. Foster, Jr.	Director	August 7, 2007
Charles H. Foster, Jr.
/s/ Thomas H. Johnson	Director	August 7, 2007
Thomas H. Johnson
/s/ Eddie N. Moore, Jr.	Director	August 7, 2007
Eddie N. Moore, Jr.
/s/ Jeremiah J. Sheehan	Director	August 7, 2007
Jeremiah J. Sheehan
/s/ Hubert R. Stallard	Director	August 7, 2007
Hubert R. Stallard
/s/ Walter A. Stosch	Director	August 7, 2007
Walter A. Stosch
/s/ Dr. Eugene P. Trani	Dirertor	August 7, 2007
Dr. Eugene P. Trani

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT
______________________
Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to the Registrant’s Form 8-A Registration Statement, dated December 22, 1998, File No. 1-652).

4.2

Amendment to the Articles of Incorporation in the form of a Certificate of Designation with respect to Series B 6.75% Convertible Perpetual Preferred Stock of the Registrant (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, File No. 1-652).

4.3	Amended and Restated Bylaws (as of March 10, 2006) (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, File No. 1-652).

4.4

Rights Agreement, dated as of December 3, 1998, between the Registrant and Wachovia Bank, N.A., as Rights Agent (incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated December 3, 1998, File No. 1-652).

4.5

First Amendment to the Rights Agreement, dated as of April 23, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and Norwest Bank Minnesota, N.A., as Successor Rights Agent (incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated May 7, 1999, File No. 1-652).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to the Registrant’s Amendment No. 1 to the Registrant’s Form 8-A Registration Statement, dated May 7, 1999, File No. 1-652).

4.7	Universal Corporation 2007 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

*Filed herewith.